EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors:
Modern Controls, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-42255, 33-49752, and 33-58789) on Form S-8 of Modern Controls, Inc. of our reports dated February 19, 1999, relating to the consolidated balance sheets of Modern Controls, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in or are incorporated by reference in the December 31, 1998, annual report on Form 10-K of Modern Controls, Inc.

                                        /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 29, 1999